As filed with the Securities and Exchange Commission on May 29, 2014

Registration No. 333-185167

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-3 REGISTRATION STATEMENT NO. 333-185167

UNDER

THE SECURITIES ACT OF 1933

PROPHASE LABS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	23-2577138 (I.R.S. Employer Identification Number)

621 N. Shady Retreat Road

Doylestown, Pennsylvania 18901

(215) 345-0919
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert V. Cuddihy, Jr.

Chief Financial Officer and Chief Operating Officer

621 N. Shady Retreat Road

Doylestown, Pennsylvania 18901

(215) 345-0919

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Herbert Kozlov

Aron Izower
Reed Smith LLP

599 Lexington Avenue

22nd Floor

New York, New York 10022

Telephone: (212) 521-5400

Facsimile: (212) 521-5450

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

This Post-Effective Amendment No. 1 to the Registration Statements on Form S-3 listed above shall become effective in accordance with Section 8(c) of the Securities Act of 1933 on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(c), may determine.

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement No. 333-185167, originally filed by ProPhase Labs, Inc., a Nevada corporation (the “Company”), on Form S-3 with the Securities and Exchange Commission (the “SEC”), on November 28, 2012, as amended (the “Registration Statement”).

The Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to withdraw and remove from registration the unissued and unsold securities issuable by the Company to the selling shareholder, Dutchess Opportunity Fund II, LP (“Dutchess”), pursuant to the above referenced Registration Statement. The Registration Statement related to the offer and resale of shares of the Company’s common stock, par value $0.0005 per share, by Dutchess, which Dutchess agreed to purchase pursuant to an investment agreement dated November 26, 2012, between Dutchess and the Company (the “Investment Agreement”). Dutchess and the Company have agreed to terminate the Investment Agreement, and, therefore, no further shares of the Company’s common stock will be offered and sold pursuant to the Registration Statement.

In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the township of Doylestown, Commonwealth of Pennsylvania, on May 28, 2014.

PROPHASE LABS, INC.

By: /s/ Ted Karkus

Name: Ted Karkus

Title:  Chairman of the Board and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.